Filed Pursuant to Rule 424(b)(2)
Registration No. 333-29257
Prospectus supplement
To prospectus dated July 15, 1997

Southwest Airlines Co.

$300,000,000 5 1/8% Notes due 2017

Interest payable March 1 and September 1

Issue price: 99.455%

The notes will mature on March 1, 2017. Interest on the notes is payable on March 1 and September 1 of each year, beginning on September 1, 2005.

We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption “Description of notes—Redemption.”

The notes are our general unsecured senior obligations and will rank equally with all of our other senior debt.

See “Risk factors” beginning on page S-2 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds,
	Public		before
	offering	Underwriting	expenses,
	price	discount	to Southwest

Per Note	99.455%	.675%	98.780%
Total	$298,365,000	$2,025,000	$296,340,000

Interest on the notes will accrue from February 14, 2005 to date of delivery.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about February 14, 2005.

Joint book-running managers

JPMorgan	Morgan Stanley

Comerica Securities

Credit Suisse First Boston

Goldman, Sachs & Co.

February 9, 2005

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of notes.” For purposes of the notes included in this prospectus supplement, references to “Southwest”, “us,”, “we” and “our” refer to Southwest Airlines Co.

Issuer	Southwest Airlines Co., a Texas corporation

Notes offered	$300,000,000 principal amount of 5 1/8% Notes Due 2017.

Maturity	The notes will mature on March 1, 2017.

Interest payment dates	March 1 and September 1 of each year, commencing September 1, 2005.

Ranking	The notes will be our direct, unsecured and unsubordinated obligations and will rank pari passu, or equal in right of payment, with any other series of notes and with our other unsubordinated indebtedness.

Redemption	We may redeem the notes at our option at any time prior to maturity, in whole or in part, in exchange for payment to you of the redemption price as specified herein. See “Description of notes— Redemption” for a description of the calculation of the amount you will receive upon a redemption of your notes. We are not required to establish a sinking fund to retire the notes prior to maturity.

Certain covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to engage in mergers and consolidations or transfer all or substantially all of our assets. See “Description of Debt Securities — Consolidation, Merger, Sale or Conveyance” in the accompanying prospectus.

Use of proceeds	The net proceeds from the offering of the notes will be used for general corporate purposes. See “Use of proceeds.”

Risk factors

You should carefully review the information included elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus and should particularly consider the following matters.

This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent our expectations or beliefs concerning future events. When used in this prospectus supplement and the accompanying prospectus and the incorporated documents, the words “expects,” “plans,” “anticipates” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus supplement are based upon information available to us on the date of this prospectus supplement. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations.

Absence of Certain Covenants. The terms of the notes do not limit our ability to incur additional indebtedness, to mortgage or pledge any of our assets or to pay dividends or make other distributions in respect of, or redeem or repurchase, our common stock. In addition, the notes do not contain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a change of control or a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring or any other reason.

Absence of Public Market. The notes are new securities for which there presently is no market. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and any such market making may be discontinued at any time without notice in the sole discretion of the underwriters. If an active public market does not develop, the market price and liquidity of the notes may be adversely affected. If a trading market develops for the notes, the future trading prices thereof will depend on many factors including, among other things, our results of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses. We do not intend to apply for a listing of the notes on any securities exchange or for their quotation through any automated dealer quotation system.

Risks and Uncertainties Associated with Our Operations. As a domestic commercial airline, we are subject to many operational risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. Several of these risks and uncertainties are related to the September 11, 2001 terrorist attacks, such as new airline and airport security directives, the availability and cost of war-risk and other aviation insurance, including the federal government’s provision of third party war risk insurance, as well as the possibility of further terrorist attacks or additional incidents that could cause the public to question the safety and efficiency of air travel. Other risks and uncertainties relate to competitive factors, such as fare sales and capacity decisions by us and our competitors and changes in our competitors’ flight schedules and codesharing programs, as well as mergers, acquisitions and bankruptcies within the airline industry. In addition, there are factors that could affect our ability to control our costs, such as the results of Employee labor contract negotiations and other Employee expenses, the largely unpredictable prices of jet fuel and the continued effectiveness of our fuel hedging strategy, as well as unscheduled aircraft airframe or engine repairs and related regulatory requirements. Our operations can also be disrupted periodically by adverse weather conditions and air traffic control-related constraints and are subject to the risk of internal failures of technology or large-scale external interruptions in technology infrastructure, such as power, telecommunications, or the internet.

Additional information concerning these and other factors is contained in our SEC filings, including but not limited to our Forms 10-K, 10-Q and 8-K.

The company

Southwest Airlines Co. is a major domestic airline that provides point-to-point, low-fare service. Historically, routes served by Southwest had been predominantly short-haul, with high frequencies. In recent years, we have complemented this service with more medium to long-haul routes, including transcontinental service. We were incorporated in Texas in 1967 and commenced Customer Service on June 18, 1971 with three Boeing 737 aircraft serving three Texas cities—Dallas, Houston, and San Antonio. At year-end 2004, we operated 417 Boeing 737 aircraft and provided service to 60 airports in 59 cities in 31 states throughout the United States. We will commence service to Pittsburgh, Pennsylvania in May 2005. Based on monthly data for October 2004 (the latest available data), we are the largest carrier in the United States based on originating domestic passengers boarded and scheduled domestic departures. Our business is somewhat seasonal, and quarterly operating income and, to a lesser extent, revenues tend to be lower in the first quarter (January 1-March 31) and fourth quarter (October 1-December 31) of most years.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information.”

Use of proceeds

We expect our net proceeds from the offering of the notes to be approximately $296.1 million, after deducting the underwriting discount and our estimated offering expenses. We will use the net proceeds for general corporate purposes.

Capitalization

The following table sets forth our consolidated capitalization at December 31, 2004, and as adjusted for the issuance and sale of the notes.

(in millions)	Actual	As adjusted

Long-term debt(1):
5 1/8% Notes due 2017	$—	$300
8% Notes due 2005	100	100
Zero coupon Notes due 2006	58	58
Pass Through Certificates	544	544
7 7/8% Notes due 2007	100	100
French Credit Agreements due 2012	44	44
6 1/2% Notes due 2012	377	377
5 1/4% Notes due 2014	348	348
French Credit Agreements due 2017	111	111
7 3/8% Debentures due 2027	100	100
Capital leases	80	80
Debt discount and issue costs	(16)	(20)

Total long-term debt	1,846	2,142
Less current maturities of long-term debt	(146)	(146)

Total long-term debt less current maturities	$1,700	$1,996
Stockholders’ equity:
Common stock, $1.00 par value; authorized— 2,000,000,000 shares; issued— 790,181,982 shares	790	790
Capital in excess of par value	299	299
Retained earnings	4,089	4,089
Accumulated other comprehensive income	417	417
Treasury stock	(71)	(71)

Total stockholders’ equity	5,524	5,524

Total capitalization	$7,224	$7,520

(1) For additional information as to our long-term debt and lease obligations, see our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Ratios of earnings to fixed charges

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Year ended December 31,	2000	2001	2002	2003	2004

	5.97	4.94	2.50	3.92	3.05

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus
•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

Description of notes

We will issue the notes under the indenture referred to in the accompanying prospectus between us and The Bank of New York Trust Company, N.A., as Trustee. The following description, together with the description in the accompanying prospectus under the caption “Description of Debt Securities,” is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a form of the indenture as an exhibit to our registration statement, which includes the accompanying prospectus. This description of the notes supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are a series of our debt securities as that term is used in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under the caption “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Principal, maturity and interest

The notes will mature on March 1, 2017. Although we are offering $300 million principal amount of the notes, we may issue and sell additional principal amounts of the notes in the future without the consent of the holders of the notes. Any additional notes, together with these notes, constitute a single series of notes under the indenture, and are designated as the 5 1/8% Notes Due 2017.

Interest on the notes will accrue at the rate of 5 1/8% per year and will be payable semiannually on each March 1 and September 1, commencing September 1, 2005. We will make each interest payment to the person in whose name the notes are registered at the close of business on the relevant February 15 and August 15 preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, redemption date or maturity date, and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date, redemption date or maturity date.

Redemption

We will have the right to redeem the notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

For purposes of determining the redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and three other Reference Treasury Dealers determined by us and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

There will be no sinking fund for the notes.

Redemption procedures

We will provide not less than 20 nor more than 60 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

If fewer than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in such manner it deems appropriate and fair, provided, however, that the notes will be redeemed only in the amount of $1,000 or integral multiples thereof.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank pari passu, or equal in right of payment, with all of our other unsubordinated indebtedness and senior in right of payment to all of our future subordinated debt. The indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Denominations

The notes will be issuable in denominations of $1,000 and integral multiples of $1,000.

Book-entry, delivery and form

The notes will be issued initially in the form of a global security registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under the caption “Description of Debt Securities—Global Debt Securities” in the accompanying prospectus.

DTC has advised us and the underwriters of the notes as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters of the notes), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain custodial relationship with a participant, either directly or indirectly.

Settlement for the notes will be made in same-day funds. We will make all payments of principal and interest on any notes held by DTC in immediately available funds. To the extent any notes are held by DTC, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of Texas.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement among Southwest and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the notes set forth opposite its name below:

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$111,000,000
Morgan Stanley & Co. Incorporated	99,000,000
Comerica Securities, Inc.	30,000,000
Credit Suisse First Boston LLC	30,000,000
Goldman, Sachs & Co.	30,000,000

Total	$300,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.40% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•	We will pay our own expenses related to the offering, which we estimate will be approximately $200,000 (excluding discounts to the underwriters of $2,025,000).

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We cannot assure you that, if a liquid trading market develops for the notes, it will continue, or that the notes will be able to be sold at a particular time or that the prices received when the notes are sold will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

J.P. Morgan Securities Inc. (“JPMorgan”) will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. In particular, affiliates of certain of the underwriters are lenders under our bank credit facility.

Validity of notes

The validity of the notes will be passed upon for us by Deborah Ackerman, Vice President—General Counsel of our company, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to this offering. Ms. Ackerman beneficially owns approximately 127,671 shares of our common stock. Members of Vinson & Elkins L.L.P. involved in this offering beneficially own approximately 27,500 shares of our common stock.

Experts

The consolidated financial statements of Southwest Airlines Co. included in Southwest Airlines Co.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Southwest Airlines Co.’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC’s public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov and through the New York

Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

•	Current Reports on Form 8-K dated January 3, January 19, and January 20, 2005.

Any party to whom this prospectus supplement and the accompanying prospectus are delivered, including a holder in street name, may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus supplement and the accompanying prospectus), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co.
Investor Relations
P.O. Box 36611, HDQ-6FC
2702 Love Field Drive
Dallas, Texas 75235
(214) 792-4000

PROSPECTUS

Southwest Airlines Co.

Debt Securities

      Southwest Airlines Co. (the “Company”) intends to issue from time to time unsecured debt securities (the “Debt Securities”) from which the Company will receive up to an aggregate of $400,000,000 in proceeds and which will be offered on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities, at par or with an original issue discount. The specific designation, aggregate principal amount, authorized denominations, offering or purchase price, maturity, rate and time of payment of any interest, any redemption terms or other specific terms and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered (the “Offered Debt Securities”) are set forth in the accompanying Prospectus Supplement (the “Prospectus Supplement”), together with any other terms of offering of the Offered Debt Securities.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This Prospectus may not be used to consummate sales of the Debt Securities unless accompanied by a Prospectus Supplement.

The date of this Prospectus is July 15, 1997.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial position, results of operations and other matters. Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, heretofore filed with the Commission, are incorporated by reference herein and made a part hereof.

      In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests should be directed to: Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235, Attention: Tammy Romo, Vice President and Treasurer (telephone 214/792-4000).

THE COMPANY

      Southwest Airlines Co. (“Southwest” or the “Company”) is a major domestic airline which provides single class air transportation characterized by frequent, high quality service at affordable prices. Southwest primarily serves short-haul city pairs, targeting the business commuter as well as leisure travelers.

      The Company was incorporated in Texas in 1967. The Company’s principal executive offices are located at 2702 Love Field Drive, Dallas, Texas 75235. The Company’s mailing address is P.O. Box 36611, Love Field, Dallas, Texas 75235, where its telephone number is 214/792-4000.

RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months
	Ended
	March 31,		Year Ended December 31,

	1997	1996	1996	1995	1994	1993	1992

Ratios of Earnings to Fixed Charges*	2.45	1.93	2.73	2.62	2.93	2.83	2.25

*	The ratios for years prior to 1996 have been restated from those previously published, to reflect the Company’s revised estimate of the portion of aircraft rental charges representative of an interest factor.

      The ratios of earnings to fixed charges have been computed using earnings which are the sum of net income, income taxes and fixed charges adjusted to exclude interest capitalized during the period. Fixed charges are interest, whether expensed or capitalized, amortization of debt discount and expense and that portion of rental charges estimated to be representative of an interest factor.

      A statement setting forth the calculation of the ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

USE OF PROCEEDS

      The net proceeds from the sale of the Debt Securities offered hereby will be added to working capital of the Company and will be available for general corporate purposes, including the acquisition of aircraft and related equipment, unless otherwise indicated in the Prospectus Supplement relative to the Offered Debt Securities.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Offered Debt Securities. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may not apply to the Offered Debt Securities are described in the Prospectus Supplement.

      The Debt Securities are to be issued under an Indenture (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A. (the “Trustee”), as Trustee. The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever any particular provision of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. Parenthetical references in italic type are to the Indenture.

General

      The Indenture does not limit the amount of Debt Securities that can be issued thereunder. Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

      The Debt Securities may be issued in one or more series with the same or various maturities at par or at a discount. (Section 2.03) Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

      Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities;

(ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate per annum, if any, at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates; (v) the times at which any such interest will be payable; (vi) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (vii) any redemption terms; and (viii) any other terms and conditions that apply to such Offered Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Offered Debt Securities will be transferable at the Corporate Trust Office of the Trustee in Dallas, Texas. (Sections 2.03, 3.02)

      The Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company.

      Neither the Indenture nor any of the outstanding senior indebtedness of the Company contains any provisions which would afford holders protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

      The Offered Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 and any multiple thereof, unless otherwise specified in the Prospectus Supplement. No service charge will be made for any transfer or exchange of any Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.03, 2.06)

Global Debt Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a “Registered Global Security”) that will be deposited with a depositary (the “Depositary”) or with a nominee for the Depositary identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary and except in the circumstances described below or in the applicable Prospectus Supplement. (Section 2.10)

      The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

      Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions (“participants”) that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Securities.

      So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. (Section 2.10) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security.

      The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.06)

      Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or an Event of Default (or an event which, with the giving of notice or lapse of time would constitute an Event of Default) with respect to the Debt Securities has occurred and is continuing, then the Company will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 2.06)

Consolidation, Merger, Sale or Conveyance

      The Indenture provides that the Company may, without the consent of the holders of the Debt Securities, consolidate with, or sell or convey all or substantially all of its properties and assets to, or merge into or with another corporation, provided that in any such case (i) if the Company is not the continuing corporation, the successor corporation shall assume by a supplemental indenture the Company’s obligations under the Indenture and (ii) immediately after giving effect to such transaction no Event of Default, and no event which after notice or lapse of time would become an Event of Default, shall have occurred and be continuing. (Section 10.01) In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 10.02)

Events of Default

      The following events are “Events of Default” under the Indenture with respect to Debt Securities of each series: (a) failure with respect to such series to pay principal (including any sinking fund installment) or premium, if any, when due; (b) failure with respect to such series for a period of 30 days to pay interest; (c) failure for a period of 90 days after notice to perform in any material respect any other covenants in respect of such series; (d) default under any instrument under which there may be issued or by which they may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture) resulting in the acceleration of such indebtedness in excess of $50 million, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after notice; or (e) certain events in bankruptcy, insolvency, or reorganization of the Company. (Section 5.01)

      The Indenture provides that if an Event of Default described above occurs and is continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately, but under certain conditions such declarations may be annulled and past defaults (except for a default in the payment of principal of or interest or premium, if any, on such Debt Securities) may be waived by the holders of a majority in aggregate principal amount of the then outstanding Debt Securities of each such series. (Sections 5.01 and 5.06)

      Under the Indenture the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after the occurrence of such a default (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal of, or interest on, any of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Debt Securityholders of such series. (Section 5.07)

      The Company must furnish to the Trustee annually an officer’s certificate as to his or her knowledge of the Company’s compliance with all of the conditions and covenants under the Indenture. (Section 4.03)

      No holder of any Debt Securities of any series may institute any legal action unless he shall have given the Trustee written notice of default and unless (i) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to act, (ii) such holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (iii) the Trustee shall have failed to institute an action for 60 days thereafter and (iv) no inconsistent direction shall have been given to the Trustee by the holders of a majority in aggregate principal amount of Debt Securities of all series affected (voting as one class). (Section 5.04)

      The holders of a majority in aggregate principal amount of the Debt Securities of any or all series affected and then outstanding (voting as one class) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.06) The Indenture provides that in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debt Securityholders unless they shall have offered to the Trustee reasonable security or indemnity. (Section 6.02)

Modification of the Indenture

      The Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each such series; but no such modification may be made which would (a) extend the fixed maturity of the Debt Securities or reduce the rate or extend the time of payment of interest, if any, thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 5.01, or impair or affect the right of any Debt Securityholder to institute suit for the payment thereof or the right of repayment, if any, at the option of the Debt Securityholder, without the consent of the holder of each Debt Security so affected; or (b) reduce the percentage of aggregate principal amount of Debt Securities of any series, or of all series (voting as one class), as the case may be, the consent of the holders of which is required for any such modification without the consent of the holders of all Debt Securities of each such series so affected. (Section 9.02)

Defeasance

      If the terms of any series of Debt Securities so provide, the Company shall be deemed to have paid and discharged the entire indebtedness on all outstanding Debt Securities of such series by depositing with the Trustee (i) as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all Debt Securities of such series for principal and interest, or (ii) as obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such Debt Securities for principal and interest. Such a trust may be established only if, among other things, (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 11.05) In the event of any such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal, premium, if any, and interest.

Concerning the Trustee

      The Trustee under the Indenture is The Bank of New York Trust Company, N.A.

      The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 6.13) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indenture) it must eliminate such conflict or resign. (Section 6.08)

PLAN OF DISTRIBUTION

      The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents.

Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The Prospectus Supplement relative to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions, and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

      If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market price, or at negotiated prices. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company’s agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for a payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Debt Securities sold pursuant to Contract shall be not more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Debt Securities less the principal amount thereof covered by Contracts.

      Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by the Company to payments they may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

LEGAL OPINIONS

      The validity of any series of Debt Securities will be passed upon for the Company by Deborah Ackerman, Associate General Counsel of the Company, and for any agents, dealers or underwriters by the firm designated in the Prospectus Supplement applicable to such series.

EXPERTS

      The consolidated financial statements of Southwest Airlines Co. appearing in the Southwest Airlines Co. Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Southwest Airlines Co.